Exhibit 10.27

First Amendment to Employment Agreement

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “First Amendment”), dated March 31, 2005, amends the original Employment Agreement entered into by and between HemaCare Corporation (the “Company”) and Joshua Levy, M.D. (the “Employee”) on March 31, 2000.

Agreement

All terms and conditions of the Employment Agreement shall remain unchanged except as follows:

1.                                       Compensation

Paragraph 3.1 shall remain the same except base salary shall be $225,000 per annum.

2.                                       Incentive Compensation

Paragraph 3.2 shall be deleted in its entirety and replaced with:

Employee shall participate in a bonus program up to 30% of base salary for achieving specific goals, determined by the Chief Executive Officer. The bonus structure will put 100% of Employee bonus at risk. Bonuses will be paid annually in March. Upon execution of this First Amendment, Employee shall receive a one-time $20,000 bonus payment separate from the bonus previously described.

3.                                       Fringe Benefits

(a)   Paragraph 3.3 shall be deleted in its entirety and replaced with:

Employee shall be eligible for all fringe benefits as stated in the HemaCare Corporation Personnel Manual, as modified from time to time, except for items specifically identified below, and those which are from time to time provided to other employees of the Company holding senior executive positions.

(b)   Paragraph 3.3.1 shall be deleted in its entirety and replaced with:

1.               Paid Time Off (“PTO”): 24 days plus accrued PTO as of March 31, 2005. Vacation and sick days are no longer provided by the Company. Frozen sick balance, available for absences due to illness, shall also roll forward.

2.               Health/Dental insurance as available to all HemaCare staff in California.

3.               Long-term disability insurance equal to two-thirds of an annual amount of $200,000, pursuant to the terms of such insurance policy, provided that such insurance is commercially available at reasonable terms.

4.               Term life insurance in the amount of $1,000,000, provided that such insurance is available on commercially reasonable terms.

5.               Participation in the Company’s 401(k) Plan.

6.               Car allowance at $1,000 per month.

In Witness Whereof, the parties intending to be legally bound, have executed this First Amendment to Employment Agreement.

HemaCare Corporation		Employee:

By:	/s/ Judi Irving	/s/ Joshua Levy 4/13/05
Name: Judi Irving		Joshua Levy, M.D.
Title: President and CEO